UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2013

Gateway Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-06404	44-0651207
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1415 Louisiana Street, Suite 4100 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(713) 336-0844

(Registrant’s telephone number, including area code)

 N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 13, 2013 (the “Execution Date”), Gateway Energy Corporation, a Delaware corporation (the “Company”), entered into an agreement and plan of merger (the “Merger Agreement”) with Gateway Energy Holdings LLC, a Delaware limited liability company (“Parent”), and Gateway Acquisition LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”).  Pursuant to the Merger Agreement, the Company will be merged (the “Merger”) with and into Merger Sub, with Merger Sub surviving the Merger.  After the Merger, Merger Sub will continue as the Surviving Company and as a wholly-owned subsidiary of Parent, and will change its name to “Gateway Energy Company, LLC”. Upon completion of the Merger, the Company will cease being a reporting company under the Exchange Act.

Set forth below are certain material terms of the Merger Agreement.

Consideration.  Under the terms of the Merger Agreement, at the effective time of the Merger, each share of the Company’s common stock, par value $0.01 (the “Common Stock”), other than certain excluded shares and dissenting shares, will be canceled and extinguished and automatically converted into the right to receive $0.0175 per share (the “Cash Consideration”).

Closing Conditions.  The closing of the Merger Agreement is subject to certain customary closing conditions, including the obtaining of the necessary consents, approvals and other authorizations of any governmental entity, including the Securities and Exchange Commission, to the Merger and no material adverse effect on the business, prospects, condition, operations or assets of the Company since the Execution Date. The closing of the Merger Agreement is also conditioned upon (i) the Merger Agreement being approved by a requisite number of the Company’s stockholders, (ii) the accuracy, in all material respects as of the closing date of the Merger, of the representations and warranties of the parties to the Merger Agreement, and (iii) the performance, in all material respects, by the parties to the Merger Agreement of their respective obligations thereunder.

On July 23, 2013, the Company entered into a subscription, exchange and voting agreement (the “Support Agreement”) with a group of stockholders of the Company holding approximately 56% of the Company’s issued and outstanding Common Stock (the “Stockholder Group”).  Pursuant to the Support Agreement, each member of the Stockholder Group agreed to vote their shares of Common Stock (i) in favor of the Merger Agreement and the transactions contemplated by the Merger Agreement and (ii) against (a) any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement or such member of the Stockholder Group under the Support Agreement and (b) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of the Company’s, Parent’s or Merger Sub’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company.  Each member of the Stockholder Group agreed to (i) acquire Class A Units of Parent in exchange for a per unit purchase price of $0.0175 in order to fund a portion of the Cash Consideration and (ii) acquire Class B Units of Parent in exchange for the cancellation in the Merger of the Stockholder Group’s shares of Common Stock, in each case, immediately prior to the effective time of the Merger.  The closing of the Support Agreement is conditioned upon (i) the absence of any order, injunction or other legal restraint that enjoins, prohibits or makes illegal the consummation of the transactions contemplated by the Support Agreement and (ii) the accuracy, in all material respects as of the closing date of the Support Agreement, of the representations and warranties of Parent and each member of the Stockholder Group.

No Solicitation.  The Company agreed that it shall not, nor shall it cause its subsidiaries to, or authorize or permit its and its subsidiaries' directors, officers, employees, advisors and investment bankers, to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal (as defined in the Merger Agreement) or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal.   Additionally, subject to the terms of the Merger Agreement, the Company shall not (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal, (ii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract relating to any Takeover Proposal.

Representations, Warranties and Covenants.  The Merger Agreement contains customary representations, warranties and covenants for a transaction of this type.

Termination.  The Merger Agreement may be terminated at any time by the mutual written consent of each of the parties to the Merger Agreement.

The Merger Agreement may be terminated by the Company or Parent if (i) the Merger has not been consummated on or before December 31, 2013, except in the case that the terminating party’s breach has been the cause of, or resulted in, the failure of the Merger to be consummated by such date, (ii) any governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Merger or the other transactions contemplated by the Merger Agreement, and such law or order shall have become final and nonappealable, or (iii) the Merger Agreement has not been approved by the requisite number of stockholders.

The Merger Agreement may be terminated by Parent if (i) (a) a Company Adverse Recommendation Change (as defined in the Merger Agreement) shall have occurred, (b) the Company shall have entered into, or publicly announced its intention to enter into, any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract relating to any Takeover Proposal (as defined in the Merger Agreement), (c) the Company shall have breached or failed to perform in any material respect any of the non-solicitation covenants and agreements, (d) the Company’s board of directors (the “Board”) fails to reaffirm (publicly, if so requested by Parent) its recommendation of the Merger within ten business days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the person making such Takeover Proposal, (e) a tender offer or exchange offer relating to the Common Stock shall have been commenced by a person unaffiliated with Parent and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 under the Securities Act of 1933, as amended, within ten business days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming its recommendation of the Merger and recommending that stockholders reject such tender or exchange offer, or (f) the Company or the Board (or any committee thereof) shall publicly announce its intentions to do any of actions specified in the Merger Agreement; or (ii) the Company fails to cure within the applicable cure period set forth in the Merger Agreement (a) any breach of any of their respective covenants or agreements under the Merger Agreement that negatively affects the satisfaction of a condition to the Merger Agreement or (b) any material inaccuracy in any of their respective representations and warranties under the Merger Agreement that negatively affects the satisfaction of a condition to the Merger Agreement.

The Merger Agreement may be terminated by the Company if (i) prior to the receipt of the requisite approval of the Company’s stockholders, the Board authorizes the Company, in full compliance with the terms of the Merger Agreement, to enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract relating to any Superior Proposal (as defined in the Merger Agreement), provided that the Company pays all amounts due under the Merger Agreement therewith and substantially concurrently enters into such agreement, or (ii) Parent or Merger Sub fails to cure within the applicable cure period set forth in the Merger Agreement (1) any material breach of any of their respective covenants or agreements under the Merger Agreement that negatively affects the satisfaction of a condition to the Merger Agreement or (2) any material inaccuracy in any of their respective representations and warranties under the Merger Agreement that negatively affects the satisfaction of a condition to the Merger Agreement.

Termination Fees.  The Merger Agreement provides for the payment of certain fees in the connection with the termination of the Merger Agreement under certain circumstances, including a termination fee of $75,000, plus expenses of Parent, to be paid by the Company to Parent in connection with a termination of the Merger Agreement resulting from the consummation of a Takeover Proposal.

Indemnification.  The Merger Sub, after the Merger, will be required to maintain in effect for six years officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the effective time of the Merger covering each person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage, amounts of deductibles, if any, and amounts no less favorable than those of such policy in effect on the date of the Merger Agreement pursuant to the terms of the Merger Agreement.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated by reference herein. The Merger Agreement was filed to provide investors with information regarding its terms and is not intended to provide other factual information about the parties thereto. The representations, warranties and covenants contained in the Merger Agreement were made only for the purpose of such Merger Agreement, were made as of specific dates and were solely for the benefit of the parties thereto. The assertions embodied in those representations, warranties and covenants are qualified by information in confidential disclosure schedules that were exchanged in connection with signing the Merger Agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations, warranties and covenants set forth in the Merger Agreement. Accordingly, investors should not rely on the representations, warranties and covenants, or any descriptions thereof, as characterizations of the actual state of facts at the time they were made or otherwise.

The foregoing description of the Support Agreement is qualified in its entirety by reference to the Support Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

2.1*       Agreement and Plan of Merger dated as of August 13, 2013 by and among Gateway Energy Corporation, Gateway Acquisition LLC and Gateway Energy Holdings LLC.

10.1        Subscription, Exchange and Voting Agreement dated as of July 23, 2013 among Gateway Energy Holdings, LLC, Gateway Energy Corporation and the Investors party thereto.

* Schedules and similar attachments to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gateway Energy Corporation

Dated: August 15, 2013	/s/ Frederick M. Pevow, Jr.
Frederick M. Pevow, Jr. President and Chief Executive Officer